Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 31, 2020, relating to the balance sheet of Tortoise Acquisition Corp. II as of July 29, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from July 24, 2020 (inception) through July 29, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-248269, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 10, 2020